CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,587,650	$1,363.69

March 2014 Pricing Supplement No. 2308 Registration Statement No. 333-177923 Dated March 28, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due March 31, 2017
Based on the Performance of the Common Stock of Gilead Sciences, Inc.
Principal at Risk Securities
Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 3.0625% of the stated principal amount, but only with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level.  In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date (other than the final determination date), the securities will be automatically redeemed  for an amount per security equal to the stated principal amount and the contingent quarterly payment.  However, if the securities have not been automatically redeemed prior to maturity, the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment with respect to the final determination date if the final stock price is greater than or equal to the downside threshold level or (ii) the cash value (as defined below) or, at our option, a number of shares of the underlying stock, that will be significantly less than the principal amount of the securities if the final stock price is below the downside threshold level.  Moreover, if, on any determination date, the closing price of the underlying stock is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period.  As a result, investors must be willing to accept the risk of receiving few or no contingent quarterly payments and also the risk of receiving the cash value, or shares of the underlying stock, which will be worth significantly less than the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the underlying stock.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Underlying stock:	Common stock of Gilead Sciences, Inc.
Aggregate principal amount:	$10,587,650
Early redemption:
If, on any determination date (other than the final determination date), the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:
•  If, on any determination date, the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.3063 (3.0625% of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the closing price or the final stock price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
June 30, 2014, September 29, 2014, December 29, 2014, March 30, 2015, June 29, 2015, September 28, 2015, December 28, 2015, March 28, 2016, June 28, 2016, September 28, 2016, December 28, 2016 and March 28, 2017, subject to postponement for non-trading days and certain market disruption events.  We also refer to March 28, 2017 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final stock price is less than the downside threshold level:	(i) the cash value or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date
Cash value:
The amount in cash equal to the product of (a) $10 divided by the initial stock price and (b) the closing price of one share of the underlying stock on the final determination date, subject to adjustment in the event of certain corporate events affecting the underlying stock

Exchange ratio:	0.14588, which is the stated principal amount divided by the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$51.4125, which is equal to 75% of the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Initial stock price:	$68.55, which was the closing price of the underlying stock on the pricing date divided by the adjustment factor
Final stock price:	The closing price of the underlying stock on the final determination date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	March 28, 2014
Original issue date (settlement date):	April 2, 2014
Maturity date:
March 31, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-4-I

CUSIP/ISIN:	48127E395 / US48127E3953
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.225	$9.775
Total	$10,587,650.00	$238,222.13	$10,349,427.87

(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.

(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.225 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Underwriting (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. MS-4-I.

The estimated value of the securities on the pricing date as determined by JPMS was $9.671 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-4-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-4-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Investment Summary

The Contingent Income Auto-Callable Securities due March 31, 2017 Based on the Performance of the Common Stock of Gilead Sciences, Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent

Contingent Income Auto-Callable Securities due March 31, 2017
Based on the Performance of the Common Stock of Gilead Sciences, Inc.
Principal at Risk Securities

quarterly payment, which is an amount equal to $0.3063 (3.0625% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date.  It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

If the closing price is greater than or equal to the initial stock price on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive (i) the cash value or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date.  The value of such shares (or that cash) will be less than 75% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities.  In addition, investors will not participate in any appreciation of the underlying stock.

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Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 3.0625% of the stated principal amount with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1
On any determination date (other than the final determination date), the closing price is greater than or equal to the initial stock price.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final stock price is less than the downside threshold level.

▪  The payment due at maturity will be (i) the cash value, or (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the final determination date.

▪  Investors will lose some and may lose all of their principal in this scenario.

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Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: First Eleven Determination Dates

Diagram #2:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

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Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial stock price:	$68.00
Hypothetical downside threshold level:	$51.00, which is 75% of the hypothetical initial stock price
Hypothetical exchange ratio:	0.14706, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical adjustment factor:	1.0
Contingent quarterly payment:	$0.3063 (3.0625% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the initial stock price on one of the first eleven determination dates.  Because the closing price is greater than or equal to the initial stock price on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the closing price on the first eleven determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$48.80	$0	N/A	$71.00	$0.3063	N/A
#2	$68.00	—*	$10.3063	$37.50	$0	N/A
#3	N/A	N/A	N/A	$48.80	$0	N/A
#4	N/A	N/A	N/A	$46.00	$0	N/A
#5	N/A	N/A	N/A	$60.00	$0.3063	N/A
#6	N/A	N/A	N/A	$56.25	$0.3063	N/A
#7	N/A	N/A	N/A	$46.00	$0	N/A
#8	N/A	N/A	N/A	$65.00	$0.3063	N/A
#9	N/A	N/A	N/A	$60.00	$0.3063	N/A
#10	N/A	N/A	N/A	$85.00	—*	$10.3063
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price is greater than or equal to the initial stock price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the second determination date as the closing price on the second determination date is equal to the initial stock price.  As the closing price on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.3063 = $10.3063

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪
In Example 2, the securities are automatically redeemed following the tenth determination date as the closing price on the tenth determination date is greater than the initial stock price.  As the closing price on each of the first, fifth, sixth, eighth and ninth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $0.3063 with respect to each of those determination dates.  Following the tenth determination

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Principal at Risk Securities

date, you receive an early redemption payment of $10.3063, which includes the contingent quarterly payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent quarterly payments.  Further, although the underlying stock has appreciated by 25% from its initial stock price on the tenth determination date, you only receive $10.3063 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $11.8378 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$48.80	$0	N/A	$33.80	$0	N/A
#2	$50.00	$0	N/A	$45.00	$0	N/A
#3	$45.00	$0	N/A	$43.00	$0	N/A
#4	$41.20	$0	N/A	$48.80	$0	N/A
#5	$33.80	$0	N/A	$50.00	$0	N/A
#6	$30.00	$0	N/A	$45.00	$0	N/A
#7	$33.80	$0	N/A	$48.80	$0	N/A
#8	$41.20	$0	N/A	$41.20	$0	N/A
#9	$47.00	$0	N/A	$33.80	$0	N/A
#10	$37.50	$0	N/A	$50.50	$0	N/A
#11	$48.80	$0	N/A	$48.80	$0	N/A
Final Determination Date	$34.00	$0	N/A	$51.00	—*	N/A
Payment at Maturity	$5.00			$10.3063
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

▪
In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock.  As the final stock price is less than the downside threshold level, you receive the cash value (or a number of shares of the underlying stock equal to the exchange ratio), calculated as follows:

the cash value = ($10/$68.00) × $34.00 = $5.00

In this example, the cash value you receive at maturity is significantly less than the stated principal amount.  Please note, however, that the exchange ratio is less than 1.0 in this example so that only a fraction of a share of the underlying equity would be deliverable for each security if we were to elect to deliver shares.  Because fractional shares are paid in cash, if we were to elect to deliver shares, the payment at maturity would be made in cash representing the value of the fractional share and would not include any whole shares of the underlying stock.

▪
In Example 4, the closing price of the underlying stock decreases to a final stock price of $51.00.  Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.3063 = $10.3063

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In this example, although the final stock price represents a 25% decline from the initial stock price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.3063 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-4-I.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal and your investment in the securities may result in a loss.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and you will receive for each security that you hold at maturity the cash value, or at our option, a number of shares of the underlying stock equal to the exchange ratio.  The cash value (or the value of those shares) on the final determination date will be less than 75% of the stated principal amount and could be zero.

▪
The contingent quarterly payment is based solely on the closing prices on the specified determination dates.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price on that determination date or the final stock price, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the closing price on a specific determination date or the final stock price, as applicable, if that closing price or final stock price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the closing price on the relevant determination date is less than the downside threshold level.  A contingent quarterly payment will be made with respect to a quarterly period only if the closing price on the relevant determination date is greater than or equal to the downside threshold level.  If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payment.

▪
The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪
Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level.  It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent has determined the initial stock price and the downside threshold level (in each case, subject to adjustments) and will determine the final stock price and whether the closing price of the underlying stock on any determination date is

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greater than or equal to the initial stock price or is below the downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. MS-4-I for additional information about these risks.

▪
JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.  JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.  We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the securities will likely be lower than the original issue price of the securities.  Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities.  As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

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The securities are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility in the prices of the underlying stock;

o	the time to maturity of the securities;

o
whether the closing price of one share of the underlying stock has been, or is expected to be, less than the downside threshold level on any determination date and whether the final stock price is expected to be less than the downside threshold level;

o	the likelihood of an early redemption being triggered;

o	the dividend rate on the underlying stock;

o	interest and yield rates in the market generally;

o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the adjustment factor, including a merger or acquisition; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪
Investing in the securities is not equivalent to investing in the shares of Gilead Sciences, Inc. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with Gilead Sciences, Inc.  Gilead Sciences, Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to Gilead Sciences, Inc. in connection with this offering.

▪
We may engage in business with or involving Gilead Sciences, Inc. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Gilead Sciences, Inc. without regard to your interests and thus may acquire non-public information about Gilead Sciences, Inc.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Gilead Sciences, Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪
The anti-dilution protection for the underlying stock is limited and may be discretionary.  The calculation agent will make adjustments to the adjustment factor and other adjustments for certain corporate events affecting the underlying stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying stock.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and, as a result, the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a

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contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪
Secondary trading may be limited.  The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  JPMS may act as a market maker for the securities, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected.  Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders–tax consideration

The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Gilead Sciences, Inc. Overview

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes medicines in areas of unmet medical need.  Gilead’s primary areas of focus include human immunodeficiency virus, liver diseases such as hepatitis B virus infection and hepatitis C virus infection, oncology/inflammation, serious cardiovascular and respiratory conditions. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the SEC by Gilead Sciences, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-19731 through the SEC’s website at www.sec.gov.  In addition, information regarding Gilead Sciences, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on March 28, 2014:

Bloomberg Ticker Symbol:	GILD	52 Week High (on 2/25/2014):	$83.95
Current Share Price:	$68.55	52 Week Low (on 4/8/2013):	$47.20
52 Weeks Ago (on 3/28/2013):	$48.93

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2009 through March 28, 2014.  The closing price of the underlying stock on March 28, 2014 was $68.55. The associated graph shows the closing prices of the underlying stock for each day in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Gilead Sciences, Inc. (CUSIP: 375558103)	High ($)	Low ($)	Dividends ($)
2009
First Quarter	$26.40	$21.86	—
Second Quarter	$24.19	$20.72	—
Third Quarter	$24.91	$22.12	—
Fourth Quarter	$23.75	$21.28	—
2010
First Quarter	$24.73	$21.63	—
Second Quarter	$23.18	$16.46	—
Third Quarter	$18.28	$15.92	—
Fourth Quarter	$20.17	$17.68	—
2011
First Quarter	$21.26	$18.29	—
Second Quarter	$21.41	$19.42	—
Third Quarter	$21.61	$17.67	—
Fourth Quarter	$21.40	$18.13	—
2012
First Quarter	$28.01	$20.93	—
Second Quarter	$26.36	$22.71	—
Third Quarter	$33.88	$25.33	—
Fourth Quarter	$38.17	$32.43	—
2013
First Quarter	$48.94	$37.48	—
Second Quarter	$56.47	$47.20	—

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Common Stock of Gilead Sciences, Inc. (CUSIP: 375558103)	High ($)	Low ($)	Dividends ($)
Third Quarter	$64.32	$51.66	—
Fourth Quarter	$75.20	$58.90	—
2014
First Quarter (through March 28, 2014)	$83.95	$68.55	—
We make no representation as to the amount of dividends, if any, that Gilead Sciences, Inc. may pay in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Gilead Sciences, Inc.

The Common Stock of Gilead Sciences, Inc. – Daily Closing Prices January 2, 2009 to March 28, 2014

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Gilead Sciences, Inc.  We have derived all disclosures contained in this document regarding the common stock of Gilead Sciences, Inc. from the publicly available documents described in the preceding paragraph, without independent verification.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Gilead Sciences, Inc.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Gilead Sciences, Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Gilead Sciences, Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
No fractional shares:
At maturity, if we elect to make our payment in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:
JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”
JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I.  In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as

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described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. MS-4-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders–tax considerations
The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.
Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the securities.
If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances, including the potential application of the proposed regulations described above.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Gilead Sciences, Inc. Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.
For purposes of the securities offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. MS-4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-4-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. MS-4-I.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts

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of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-4-I dated December 27, 2011.
This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-4-I, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. MS-4-I dated December 27, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf
• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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